Exhibit 10.7
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

AMENDMENT TEN

TO PRODUCT PURCHASE AGREEMENT NO. 02542-060507

This Amendment No. 10 (“Amendment Ten”) is dated February, 2011 (the “Amendment Ten Effective Date”) and is an amendment to the Product Purchase Agreement No. 02542-060507 dated September 9, 2007, (the “Agreement”) between Dot Hill Systems Corp (“Supplier”), a corporation organized and operating under the laws of Delaware with its principal place of business at 1351 S. Sunset Blvd., Longmont, CO 80501, and Hewlett-Packard Company (“HP”), a Delaware corporation, with offices at 3000 Hanover Street, Palo Alto, California 94304. Supplier and HP may be referred to individually as a “Party” and collectively as “Parties.”

WHEREAS, Supplier and HP have entered into that certain Agreement including all exhibits and amendments thereto, (collectively, the “Agreement”), whereby Supplier authorized HP to distribute and promote certain products and services pursuant to the terms and conditions contained therein;

WHEREAS, Supplier and HP each desires to amend the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Exhibit (B) (Product Description and Specifications) attached to the Agreement shall be amended by inclusion at the end of the current Exhibit (B) Exhibit (B-10) attached hereto.

2.	Exhibit (F) (Engineering Process or Design Changes and NRE Guidelines) attached to the Agreement is hereby replaced in its entirety with Exhibit (F) attached hereto.

Except as expressly set forth herein, all other terms and conditions of the Agreement shall continue in full force and effect. Capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment Ten to be executed by their duly authorized representatives on the dates indicated below.

	HEWLETT-PACKARD COMPANY		DOT HILL SYSTEMS CORP.
By:	/s/ Alexander D. Console	By:	/s/ Dana W. Kammersgard
Name:	Alexander D. Console	Name:	Dana W. Kammersgard
Title:	HP Storage Director	Title:	CEO
Date:	10/04/11	Date:	10/4/11

Exhibit 10.7

EXHIBIT (B-10)

ADDITIONAL PRODUCT DESCRIPTION AND SPECIFICATIONS

The following Statement of Work (“SOW”) have been signed and finalized, and contain applicable Product descriptions and specifications. These SOWs are made a part hereof by reference.

1)	[…***…]

The parties agree to further amend this Exhibit for existing and/or follow on products as needed and as mutually agreed upon. As SOW’s are finalized, they will be added to this Exhibit.

Detailed listings of Products with Product Numbers are set forth in the various pricing tables published by Supplier on a regular basis which are automatically incorporated into Exhibit E of the Agreement.

This Exhibit in no way alters or nullifies any previous Amendments to the Agreement. The failure to list a SOW on this Exhibit, or anywhere else in the Agreement, does not in any way change the fact that all purchases by HP and its Eligible Purchasers from Supplier shall be governed by the terms of this Agreement, whether or not set forth in an Exhibit to this Agreement.

*** Confidential Treatment Requested

Exhibit 10.7

EXHIBIT F

ENGINEERING PROCESS OR DESIGN CHANGES AND NRE GUIDELINES

1.    Supplier Proposed Changes. Except as set forth in this Exhibit F, Supplier will not make or incorporate in Product any of the following changes if such changes affect […***…] (each an “Engineering Change” and collectively, “Engineering Changes”):

1.1    […***…];

1.2    […***…];

1.3    […***…]; and/or

1.4    […***…].

2.    Disk Drive Firmware Qualification and Change Management.

2.1    Supplier is responsible for identifying and qualifying versions of […***…] disk drive firmware for use in the Product shipped by HP. HP is responsible for identifying versions of […***…] disk drive firmware for use in the Product shipped by HP.

2.2    HP requires that Supplier’s firmware (which is made interoperable with the disk drive firmware) be kept under change control. Supplier will identify to HP the disk drive firmware revision they have presently qualified and have incorporated into the Product and any prototypes of the Product being purchased by HP for development and testing.

2.3    If HP requests that certain disk drive firmware be qualified for use with Supplier’s products, Supplier will use commercially reasonable efforts to qualify such disk drive firmware. Supplier may determine that qualification is not reasonably possible due to incompatibilities with Supplier’s firmware.

2.4    Supplier shall qualify disk drive firmware as agreed to in any authorized Statement of Work. If HP requests Supplier to qualify additional disk drive firmware that is not part of an authorized Statement of Work that will be used by other customers of Supplier then there is no charge to HP. If HP requests Supplier to qualify disk drive firmware that is not part of an authorized Statement of Work and such disk drive firmware will not be used by other customers of Supplier, Supplier may charge HP for additional qualifications, which charges must be mutually agreed to and authorized by both parties. If HP requests Supplier to qualify disk drive firmware that is not part of an authorized Statement of Work, and only certain aspects of the qualification are unique to HP and will not be used by other customers of Supplier, Supplier may only charge HP for those aspects of the additional qualifications that are unique to HP after they have been mutually agreed to and authorized by both parties, and Supplier will not charge for the aspects of the additional qualification that are used by other customers.

2.5     […***…]

*** Confidential Treatment Requested

Exhibit 10.7

[…***…].

2.6 Attachment 1 to this Exhibit F - […***…] is a Statement of Work that identifies certain disk drive qualification obligations of the parties. The parties hereby agree to Attachment 1. Any revision changes to Exhibit F, attachment 1
([…***…]) that are mutually agreed to by both parties will automatically be incorporated into the Agreement.

3.    Notice of Proposed Change. This Section 3 applies to Supplier-proposed Engineering Changes. […***…], Supplier may not provide Product involving an Engineering Change to HP for production usage until HP has notified Supplier, in writing, that it has completed its qualification testing.

3.1    If any Engineering Change […***…].

3.2    If as a result of such an Engineering Change […***…].

3.3    If a resolution mutually recognized as such by both Parties is not achieved within a reasonable time, Supplier may, […***…].

Notwithstanding anything to the contrary herein, HP shall not unreasonably withhold, delay or condition its approval to any Engineering Change that Supplier desires to implement to the Products. All Engineering Changes will be documented in Supplier’s electronic engineering change system. HP shall document promptly its approval or rejection of each Engineering Change that Supplier requests in the same system.

3.    HP Proposed Changes. HP may propose a change to HP-supplied drawings or designs or the Specification at any time after a Product has been made generally available to the public effective upon notice to Supplier. Supplier may, in its discretion, agree to make the change, which agreement must be made in writing and signed by Supplier. If Supplier agrees to make the change and the change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier will be presented to HP for approval prior to Supplier initiating any change. Supplier may make written claim for any equitable adjustment related to such change within […***…] from the date HP gives notice to Supplier of such change, or such claim will be deemed untimely and adjustment with respect thereto will be waived, renounced, released and forever barred.

*** Confidential Treatment Requested

Exhibit 10.7

4.    Safety Standard Changes. Supplier will provide HP oral notice, to be followed by written notice, or email notice within […***…] of Supplier having knowledge of the need for any upgrade, substitution or other change required to make Product meet applicable safety standards or requirements of Applicable Law. HP may require that all affected Product be reworked to meet such standards or requirements and Supplier, in its discretion, will accomplish the same by either requesting that Product be returned to Supplier for upgrade to current revisions or be upgraded by Supplier or HP in the field.

5.    Business guidelines for managing Engineering Change requests involving NRE and/or hardware required for qualification efforts or internal HP use.

5.1    Grounding Principles

5.1.1.    The HP business relationship with Supplier is based on the foundation that Supplier strives to provide a competitive OEM array offering and to maintain an OEM product roadmap with relevant functionality at parity or ahead of key HP competitors (i.e. LSI, Dell, IBM & Sun)

5.1.2.    Each HP program will have a mutually agreed to SOW in place, which clearly defines the product requirements and associated development efforts.

5.1.3     All Engineering Change requests initiated by HP are subject to the mutual agreement of Supplier. No work will begin without written authorization from HP.

5.1.4.    After the Effective Date of this Amended Exhibit, […***…]. Warranty terms and conditions for pre-production units will be as set forth on the quote for such units.

5.1.5.     Unless the parties otherwise agree in writing, NRE charges will ONLY apply to items outside the scope of the approved SOW per the following criteria and will be tracked through the mutually approved change management process:

5.1.4.1.    The item is requested by the designated HP program manager for a particular program;

5.1.4.2.    The item is unique to HP such as HP exclusive product functions and features.  […***…].

5.1.4.3.    The HP requested hardware or software changes for the products is not made to remedy a defect, quality related problem, non-conformance related or design short-coming of the features as compared to and specified in the current SOW or product specification. An example is an HP requested hardware change in order to improve aesthetics or usability that increases HP product differentiation or improves HP product marketability, which may incur an NRE or product cost impact.

5.1.4.5.    The item was not implemented or initiated prior to HP’s written approval.

5.1.4.6.     New tooling design and creation where the tool is used exclusively for HP product and the tool is HP owned.

5.1.4.7     Replacement and refurbishment of worn out tools that are exclusive for HP products and are HP owned.

*** Confidential Treatment Requested

Exhibit 10.7

5.2.     NRE Operating Assumptions For Approved NRE's to be paid for by HP

5.2.1.     All NRE charges shall be based on working hours required to achieve the item requested and must be itemized by functional area (Activity Based Cost Model)

5.2.2.     NRE rates will be reviewed,agreed to and published on an ongoing basis and will be based on industry competitive benchmarking and Supplier’s ability to align their costs to the industry benchmark..

5.2.3.     Mutually agreed to timelines will be provided & maintained by Supplier for each NRE item.

5.2.4.     Unless otherwise agreed to in writing by the parties, […***…] and will be controlled per the terms and conditions of the main agreement and associated exhibits.

5.3     NRE to be paid by Supplier to HP

5.3.1     Unless otherwise agreed to in writing by the parties, if Supplier requests engineering support from HP for unrelated business requirements or there is engineering work that Supplier cannot complete to meet critical program milestones and HP does not have a contractual duty to provide the support and applies engineering resources to complete these milestones on time, then HP reserves the right […***…] agreed to in section 5.2.2.

5.4     Continuing Engineering Activities (CE). Unless the parties otherwise agree in writing, these are activities for which […***…].

5.4.1.     […***…].

5.4.2.     […***…].

5.4.3.     […***…].

5.4.4.     […***…].

5.4.5.     […***…].

5.4.6.    […***…].

5.4.7.     […***…].

*** Confidential Treatment Requested

Exhibit 10.7

5.4.8.     […***…].

5.4.9.     […***…].

5.4.10.     […***…].

5.4.11.    […***…].

*** Confidential Treatment Requested